Exhibit 99.2

Restructuring Transactions

In connection with Mr. Isaacman’s Nomination, Shift4 Payments, Inc. entered into an agreement (the “Restructuring Transaction Agreement”) on April 29, 2025 with Mr. Isaacman and his holding company (“Rook”) to simplify its organizational and capital structure, including, among other things, collapsing the Company’s current “Up-C” structure (the “Up-C Collapse”) via a taxable exchange, for which Mr. Isaacman is responsible for his own tax liabilities that will be substantial, and the assignment and waiver of the TRA (collectively, the “Restructuring Transactions”). The Restructuring Transactions will provide significant benefits to the Company, including being relieved of an estimated $542,000,000 of future TRA payments (this and the other benefits to the Company arising from the Restructuring Transactions, the “Company Benefits”). The Board delegated authority to a special committee, who engaged an independent financial advisor and independent Delaware counsel, to negotiate and approve the consideration that both parties are receiving in connection with the Restructuring Transactions. Pursuant to the Restructuring Transaction Agreement, it is expected that, among other things, the following transactions will occur substantially concurrently with Mr. Isaacman’s confirmation and appointment as administrator of NASA: (i) Rook will effect a redemption and exchange of all its of LLC Interests on a one-for-one basis for Class A common stock and will cancel the corresponding shares of Class B common stock, (ii) Rook will convert all of its shares of Class C common stock on a one-for-one basis for shares of Class A common stock, and (iii) Rook will assign all of its rights and benefits under the TRA to the Company, and each of Rook and the Company will waive any rights they may have to any tax benefit payments. The Restructuring Transactions are subject to several conditions, including the ratification and confirmation by the U.S. Senate of Mr. Isaacman’s appointment as administrator of NASA. Pursuant to the Restructuring Transaction Agreement, in consideration for the Company Benefits, including those described above, Mr. Isaacman via Rook, is expected to receive approximately $198,000,000 in value, which consists of (i) a payment of cash held by the Company as a result of previously paid tax distributions from Shift4 Payments, LLC in the amount of $80,000,000 and (ii) $118,000,000 of shares of our mandatory convertible preferred stock in a private placement (the “Private Placement”), at the public offering price set forth on the cover page of this prospectus supplement. In connection with the receipt by Rook of the mandatory convertible preferred stock in the Private Placement, Mr. Isaacman and Rook would enter into a customary lock-up agreement that will restrict their ability to sell the mandatory convertible stock and any shares of Class A common stock issued in respect thereof for six months after such shares of mandatory convertible preferred stock are issued. The closing of the Restructuring Transactions is contingent on this offering and the confirmation and appointment as discussed above, but the closing of this offering is not contingent upon the closing of the Restructuring Transactions or the confirmation and appointment. The cash payment described above will come from cash on hand currently at Shift4 Payments, Inc. and total consideration is subject to change depending on the date of confirmation by the U.S. Senate, which the timing and resolution thereof is uncertain.